Exhibit 4.24

CONTRATO DE SERVICIOS PROFESIONALES QUE CELEBRAN POR UNA PARTE MINERA SAN XAVIER, S.A. DE C.V. EN LO FUTURO MSX REPRESENTADA POR EL SR. RICHARD J HALL Y POR LA OTRA,L EL DESPACHO CAFRAMI, S.C. EN LO FUTURO CAFRAMI, REPRESENTADA POR EL LIC. CARLOS FRANCISCO LOPEZ CORDOVA, AL TENOR DE LAS SIGUIENTES DECLARACIONES Y CLAUSULAS:

DECLARACIONES.

I. Declara MSX:

A) Que es una sociedad mercantil debidamente constituida conforme a las leyes mexicanas, con domicilio en Camino Cerro de San Pedro Kilómetro 3+870, No. 200, Cerro de San Pedro, S.L.P., C.P. 78440 y que es titular de una autorización para la explotación de una mina para la extracción de metales con contenido de oro y plata, en el Municipio de San Pedro, S.L.P., que se le autorizó explotar en el año de 1999.

B) Hasta la fecha no ha sido posible operar regularmente la mina con motivo de un prceso administrativo iniciado por "Pro San Luis Ecológico", que ha derivado en las instancias Judiciales siguientes:

a) Juicio de amparo planteado por MSX por virtud el cual de pretende establecer la inconstitucionalidad del Juicio de Nulidad que se tramitó ante el Tribunal Federal de Justicia Fiscal y Administrativa dada la incompetencia de dicho órgano, radicado bajo el expediente 24/2005 en el Noveno Tribunal Colegiado en Materia Administrativa del Primero Circuito, en lo futuro el AMPARO I.

PROFESSIONAL SERVICES CONTRACT ENTERED INTO BY AND BETWEEN MINERA SAN XAVIER, S.A. DE C.V. (HEREINAFTER MSX) REPRESENTED BY RICHARD J. HALL, AND THE FIRM CAFRAMI, S.C. (HEREINAFTER CAFRAMI) REPRESENTED BY CARLOS FRANCISCO LÓPEZ CÓRDOVA, LAWYER, ACCORDING TO THE FOLLOWING STATEMENTS AND CLAUSES:

STATEMENTS

I. MSX states:

A) that MSX is a trading company duly incorporated under the Mexican laws, domiciled at Camino Cerro de San Pedro Kilómetro 3+870, No. 200., Cerro de San Pedro, San Luis Potosí, E.P. 78440, in Mexico; that it has an authorization for the exploitation of a mine by extraction of metals containing gold and silver, located in the Municipality of San Pedro, San Luis Potosí; and that it was authorized to exploit in the year of 1999;

B) that so far to date, regular operation of the mine has not been possible because of an action under administrative law sued by "Pro San Luis Ecológico", which has caused the following judicial instances:

a) Writ of amparo* [action or proceeding for relief under a Mexican constitutional provision which resembles United States writ of prohibition, certiorari, injunction and habeas corpus] claimed by MSX, through which MSX pretends to prove the unconstitutionality of the Proceeding of Annulment sued in the Federal Court of Tax and Administrative Justice due to the lack of jurisdiction of such court.

b) Recurso de Revisón Fiscal promovido por la Dirección General del Instituto Nacional de Ecología de la Seretaría del Medio Ambiente y Recursos Naturales, basado en el mismo argumento que el juicio de amparo previamente referido, radicado con el No. 401/2004-5653 en el Noveno Tribunal Colegiado en Materia Administrativa del Primer Circuito, en lo futuro el RECURSO DE REVISÓN FISCAL.

II. Declara CAFRAMI:

A) Que es una sociedad civil debidamente contituida conforme a las leyes mexicanas y que se dedica a la prestación de servicios legales.

B) Que conoce las situaciones planteadas por MSX en el inciso B) de la declaración anterior y está en posibilidades de resolver jurídicamente ambas situaciones.

Atento a lo anterior las partes otorgan las siguientes:

CLAUSULAS

PRIMERA.- MXS contrata los servicios de CAFRAMI, que serán prestados por conducto del socio Lic. Carlos Francisco López Córdova, para la obtención de los siguientes resultados:

This writ of amparo* is recorded under court file 24/2005 in the Ninth Court of Several Judges for Administrative Matters in the First Circuit (Hereinafter the AMPARO I).

b) Tax Revision Remedy sued by the General Office of National Ecology Institute, a division of Mexican Ministry of Environment and Natural Resources, grounded on the same argument of the aforementioned writ of amparo*. This remedy is recorded under court file No. 401/2004-5653 in the Ninth Court of Several Judges for Administrative Matters in the First Circuit (Hereinafter the TAX REVISION REMEDY).

II. CAFRAMI states:

A) that CAFRAMI is a professional non-trading partnership duly incorporated under the Mexican laws for rendering of legal services:

B) that it knows the situations stated by MSX in Item (B) of the above statements and that CAFRAMI has the possibilities for solving both situations by juridical means.

According to the above statements, the parties hereby establish the following

CLAUSES:

FIRST.- MSX hereby contracts services from CAFRAMI, which shall be rendered by the partner Carlos Francisco López Córdova, Lawyer, in order to achieve the following results:

A) La obetención de sentencia favorable a MSX en la Resolución del Amparo I, descrito en el inciso a) de la Declaración I-B de este contrato; y/o

B) La obtención de resolución favorable en el RECURSO DE REVISION FISCAL a que se contrae el inciso b) de la Declarción I-B) de este contrato.

Para los efectos de la causación de los honorarios que se pactan en la Cláusula Tercera de este instrumento, se conviene en que se tendrá por sentencia favorable a MSX, aquélla que se pronuncie en cualquiera (o ambos) de los procedimientos descritos, siempre que decida el fondo del planteamiento que se hace valer en ellos, o sea, que se resuelva declarando la incompetencia del Tribunal Federal de Justicia Fiscal y Administrativa para conocer del Juicio de Nulidad de donde emanan los actos reclamados.

También se conviene, en que bastará la emisón de la sentencia o resolución en el Noveno Tribunal Colegiado del Primer Circuito en los términos antes dichos, para que se entiendan alcanzados los resultados por parte de CAFRAMI, con independencia de la notificación a las partes y/o el cumplimiento de las Responsables:

Adicionalmente, sin que el honorario esté sujeto al resultado que se obtenga y sin que se cause un honorario adicional, CAFRAMI también brindará asesoría juridica en el amparo directo interpuesto por MSX contra el Decreto Administrativo que aprueba el Plan Ordenador de la Ciudad de San Luis Potosí y zona conurbada, que abarca entre otros al Municipio de San Pedro, también radicado en el Noveno Tribunal Colegiado en Materia Administrativa del Primer Circuito, bajo el número 493/2004, en lo futuro el AMPARO II.

A) The obtaining of a judgment favorable to MSX from AMPARO I resolution, which is described by item a) Statement I-B hereof; and/or

B) The obtaining of a resolution favorable from TAX REVISION REMEDY, which is referred by item b) of Statement I-B hereof.

For effects of the fees agreed by the Third Clause hereof, it is hereby agreed that judgment shall be deemed favorable to MSX if such judgment is issued by any (or both) of the described procedures and if merits of the case has been decided, that is to say, if the lack of jurisdiction of Federal Court of Tax and Administrative Justice on the Proceeding of Annulment (from which the claimed acts arose) is declared by judicial resolution.

It is also agreed that any issuance of the judgment or resolution in the Ninth Court of Several Judges for Administrative Matters in the First Circuit, in the aforementioned terms, shall be enough to deem that results are achieved by CAFRAMI, regardless of the notice of the parties hereto and/or of the compliance by the liable parties.

Without additional professional fee and not subject to the obtained result, CAFRAMI will also render legal advising services in the direct writ of amparo* sued by MSX against the Administrative Decree that approves the Regulating Plan for the City of San Luis Potosí and suburban zone, including the Municipality of San Pedro, among others. This write of amparo* is recorded under court file 493/2004 in the Ninth Court of Several Judges for Administrative Matters in the First Circuit (Hereinafter the AMPARO II).

SEGUNDA.- Los objectivos estipulados en la cláusula anterior, deberán obtenerse a más tardar el 30 de junio del 2005.

Durante dicho periodo y en caso de que en opinón de los licenciados Jesús Motilla Martínez y Angel Candia Pardo se tenga un grado de avance suficiente que permita presumir razonablemente que los objectivos podrian ser alcanzados en el mes de julio del 2005, contándose con la opnión por escrito en ese sentido emitida por ambos profesionistas, se tendrá por prorrogado el presente contrato hasta el 31 de julio de 2005.

TERCERA.- Los honorarios que se causarán por la obtención de cualquiera de los objectivos señalados en los incisos A) y B) de la cláusula Primera serán por $1500,000.00 dólares, monto que incluye el Impuesto al Valor Agregado (IVA).

Los honorarios, incluyendo el Impuesto al Valor Agregado (IVA), se deberán pagar como sigue:

1. US $500,000.00 dólares al recibir MSX notificación verificable por esrito del resultado obtenido de conformidad con la cláusula primera (pago inicial). 2. US $500,000.00 dólares ya sea dentro de los siguientes 90 días después del pago inicial, o bien al inicio de actividades de construcción, lo que suceda primero (segundo pago), y

3. US $500,000.00 dólares, 90 días después del segundo pago.

Subsecuentemente a la firma de este contrato, al momento en que MSX obtenga una resolución favorable del AMPARO I y/o uno resolución favorable a la Dirección General del Instituto Nacional de Ecología, de la Secretaria de Medio Ambiente y Recursos Naturales, en el RECURSO DE REVISÓN FISCAL, cuando sea que una o ambas se obtengan, suponiendo que MSX reciba notificación de resolución favorable antes de o el 30 de Junio de 2005, surgirá la obligación del pago de los honorarios a cargo de MSX y a favor de CAFRAMI, de acuerdo al tiempo estipulado en la cláusula segunda.

SECOND.- The objectives specified in the previous clause must be obtained not latter than June 30, 2005.

If during such period there is enough progress to conclude that objectives could be reasonably reached in the month of July 2005 and if such conclusion is duly issued in a written opinion by lawyers Jesús Motilla Martinez and Ángel Candia Pardo then this contract shall be deemed as extended up to July 31, 2005.

THIRD.- Professional fees to be incurred by obtaining any of the objectives described under items A) and B) of the first clause will be of US$1,500,000.00,. which includes all Value Added Tax (IVA)

Professional fees, including value added tax, shall be paid as follows:

. US $500,000.00 upon MSX receiving verifiable written notice of the results obtained according to the first clause (the "initial payment"). 2. US $500,000.00 upon the earlier of 90 days after the initial payment or commencement of construction activities (the "second payment"), and 3. US $500,000.00 upon 90 days after the second payment.

Subsequent to the signing of this contract, at the moment when MSX will obtain a favorable judgment from the AMPARO I and/or a favorable resolution by the National Ecology Institute from the TAX REVISION REMEDY, whenever any one or both is firstly achieved, provided that MSX receives notice of such favorable results being achieved on or before June 30, 2005, the obligation for payment of fees by MSX to CAFRAMI shall become enforceable due and payable, in accordance to the time frame stipulated in the second clause.

 CUARTA.- CAFRAMI has estudiado con detalle y profundidad los procedimientos descritos en la cláusula PRIMERA de este contrato, asi mismo ha sostenido las reuniones pertientes con el Lic. Ángel Candia Pardo quien es el abogado partrono en dichos procesos, a efecto de discutir y entender lo que se espera de su intervención y fijar de común acuerdo la estrategia a seguir.

CAFRAMI ha concluido lo siguiente:

A) Que en los procesos planteados respectivamente, asiste la razón legal a MSX, asi como al Instituto Nacional de Ecologia, razón por la cual estima viable obtener resoluciones favorables.

B) Que en virtud de que los argumentos juridicos planteados por el profesionista de referencia son los correctos, la actividad de CAFRAMI se centrará en insistir en dichos argumentos frente a las instancias del poder judicial que estime pertinentes.

La revisón que llevó a cabo CAFRAMI de los procesos referidos en la cláusula PRIMERA también tuvieron la finalidad de cerciorarse de que en la tramitación de los mismos no se ha incurrido en prácticas incorrectas o de corrupción, toda vez que los principios éticos que rigen su actuación profesional no le permiten participar en asuntos en los que se hubiere incurrido en este tipo de prácticas.

FOURTH.- CAFRAMI has studied in detail all the procedures described in the FIRST clause herein. Likewise, it has held pertinent meetings with Angel Candia Pardo, Lawyer, who acts as registered attorney for such processes, in order to discuss and understand what is expected from its intervention and to establish the agreed strategy to follow.

CAFRAMI has concluded that:

A) In all such referred legal processes, both MSX and the National Ecology Institute are legally right. So, CAFRAMI deems that obtaining favorable results is feasible.

B) Considering that juridical arguments used by the referred attorney are correct, the role of CAFRAMI shall be focused to insist on such arguments before the instances of the judicial branch as it deems pertinent.

The revision of processes referred in the FIRST clause, carried out by CAFRAMI, also had the purpose of making sure that no acts of corruption, nor incorrect practices, nor misdemeanors have been incurred during the steps of such processes, since ethical principles that regulate his professional activity do not allow him to participate in those matter in which he had incurred in such kind of practices.

CAFRAMI concluyó que los procesos refridos en han llevado con estricto apego a derecho, como era de suponer dada la intervención como abogado patrono del Lic. Ángel Candia Pardo.

En ese orden de ideas CAFRAMI manifiesta que en el desempeño de su actividad para cumplir con el presente contrato no violará los códigos de ética en México, ni sus leyes y reglamentos. Así mismo manifiesta que su socio, el Lic. Carlos Francisco López Córdova, por cuyo conducto se prestará el servicio no tiene parentesco por consanguinidad ni por afinidad politica con miembros el Poder Judicial de la Federación.

QUINTA.- Ambas partes se obligan a guardar absoluta confidencialidad respecto del presente contrato y de la información que con motivo del mismo llegue a conocer una de la otra, excepto por requerimiento de autoridades competentes de cualquier País y/o como consecuencia de lo pactado en contratos de confidencialidad que se instrumenten en paraleo. Esta confidencialidad subsistirá aún después de terminado este contrato.

CAFRAMI declara afirmativamente que las actividades contempladas en este contrato, no implican implicita o directamente, ningún acto ilícito, no ético o ilegal, y no deberán estar basadas en actos de corrupción o legalmente cuestionables, sino que deberán se resueltos estrictamente en cumplimiento con las leyes de México y de conformidad con las leyes aplicables de los Estados Unidos incluyendo, pero no limitando, el Foreign Corrupt Practices Act (nombre propio del Acta de Prácticas Corruptas en el Extranjero). En el evento de incumplimiento de este contrato por CAFRAMI, MSX podrá rescindir el contrato sin ninguna obligación de pago y sin incurrir en ninguna responsabilidad por los servicios realizados hasta esa fecha.

CAFRAMI concluded that the referred processes have been carried out in strictly lawful way, as it was expected from the intervention of the registered attorney Ángel Candia Pardo, Lawyer.

According to this order of ideas, CAFRAMI hereby states that the intervention of its activity to comply with this contract will not violate the ethical codes in Mexico nor its laws and regulations. Likewise CAFRAMI states that its partner, Carlos Francisco López Córdova, Lawyer, by whom the service will be rendered doesn't have any blood or political relationship to any members of the Federal Judicial Branch.

FIFTH.- Both parties are obligated to keep absolute confidentiality regarding this contract and the information related to the contract, except as required by legal authorities of any country or by separate confidentiality agreements.

CAFRAMI affirmatively states and represents that its activities contemplated in this agreement shall not be achieved by any illicit, unethical or illegal acts, either implicitly or directly, and shall not be based or grounded upon corrupt or legally questionable acts, but shall in fact be strictly resolved pursuant to the laws of Mexico and applicable United States laws including, but not limited to, the Foreign Corrupt Practices Act. In the event of a material breach of this agreement by CAFRAMI, MSX may terminate the agreement without any payment and without incurring any liability for services rendered to date.

SEXTA.- El presente documento se firma en español y en inglés, para la interpretación y cumplimiento del presente contrato, las partes se sujetan a las leyes y tribunales de la Ciudad de México, D.F., teniéndose como documento válido la versión en español.

San Luis Potosí, S.L.P. 14 de mayo de 2005.

SIXTH.- This document is signed in Spanish and English languages. For interpreting and complying with this contract, both parties are submitted to the laws and courts of Mexico Cit., Federal District, being the Spanish version of the document valid in any controversy.

San Luis Potosí, San Luis Potosí, Mexico, May 14, 2005.

CAFRAMI S.C.	MINERA SAN XAVIER, S.A. DE
C.V.

/s/ Carlos Francisco Lopez Cordova	/s/ Richard J. Hall

LIC. CARLOS FRANCISCO LOPEZ CORDOVA	SR. RICHARD J. HALL